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                                                                     Exhibit 3.1
                           CERTIFICATE OF AMENDMENT OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             UNITED AUTO GROUP, INC.
                                      *****

     United Auto Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST: That at a meeting of the Board of Directors of United Auto Group, Inc., resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and subject to consideration at a meeting of the stockholders of said corporation for consideration thereof. The proposed amendment is as follows:

     RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing the first paragraph of Section 1 of Article IV thereof so that, as amended said Article shall be and read as follows:

     "The total number of shares of capital stock which the Company shall have the authority to issue is 267,225,000, consisting of (i) 240,000,000 shares of Voting Common Stock, par value $0.0001 per share (the "Voting Common Stock");
(ii) 7,125,000 shares of Non-Voting Common Stock, par value $0.0001 per share (the "Non-Voting Common Stock"); (iii) 20,000,000 shares of Class C Common Stock, par value $0.0001 per share (the "Class C Common Stock" and, collectively with the Voting Common Stock, and the Non-Voting Common Stock, the "Common Stock"); and (iv) 100,000 shares of Preferred Stock, par value $0.0001 per share."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said United Auto Group, Inc. has caused this certificate to be signed by Shane M. Spradlin, its Secretary, this 3rd day of May, 2006.


/s/ Shane M. Spradlin
-------------------------------------
By: Shane M. Spradlin
Its: Secretary

                                                               State of Delaware
                                                              Secretary of State
                                                        Division of Corporations
                                                    Delivered 01:09PM 05/03/2006
                                                       FILED 01:01 PM 05/03/2006
                                                    SRV 060413658 - 2248490 FILE